Exhibit 99.2
Court Grants Limelight Networks’ Motion to Dismiss in Shareholder Lawsuit
TEMPE, Ariz., Aug. 8 /PRNewswire-FirstCall/ — Limelight Networks, Inc., (Nasdaq: LLNW) today announced the United States District Court for the District of Arizona has granted the Company’s motion to dismiss the consolidated class action complaint, in a case brought against the Company in August 2007.
The Court dismissed the claims under Section 12(2) of the Securities Act of 1933 with prejudice, and dismissed the claims under Section 11 and 15, giving plaintiffs the opportunity to file an amended complaint as to those.
About Limelight Networks, Inc.
Limelight Networks, Inc. (Nasdaq: LLNW) is a content delivery partner enabling the next wave of Internet business and entertainment. More than 1300 Internet, entertainment, software, and technology brands trust our robust, scalable platform to monetize their digital assets by delivering a brilliant online experience to their global audience. Our architecture bypasses the busy public Internet using a dedicated optical network that interconnects thousands of servers and delivers massive files at the speed of light — directly to the access networks that consumers use every day. Our proven network and passion for service provides our customers confidence that every object in their library will be delivered to every user, every time. For more information, visit http://www.limelightnetworks.com.
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Source: Limelight Networks, Inc.